EXHIBIT 99.1

FOR IMMEDIATE RELEASE TUESDAY, AUGUST 10, 2004
	Contact: David J. Vander Zanden President / CEO 920-882-5602	Mary Kabacinski EVP / CFO 920-882-5852
W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS RECORD FISCAL 2005 FIRST QUARTER RESULTS

NET INCOME UP 18 PERCENT

Highlights

•	Gross margin expands 100 basis points
•	Diluted EPS grows 13 percent to $1.37
•	Fiscal 2005 revenue and earnings guidance confirmed

Greenville, WI, August 10, 2004—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today reported record first quarter fiscal 2005 financial results. Revenues were $337.8 million, an 11 percent increase over fiscal 2004’s first quarter. Net income of $32.0 million for the first quarter of 2005 is an 18 percent increase over first quarter of fiscal 2004.

“We are pleased with our first quarter results,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “The funding environment for our customers has stabilized bringing customer buying patterns back to more predictable levels. We continue to focus on execution elements of the supply chain with an emphasis on optimal customer service through on-time, complete and accurate orders,” he added.

First Quarter Results

Diluted earnings per share for the first quarter of fiscal 2005 grew 13.2 percent to $1.37 from $1.21 in the first quarter last year. Revenues rose 10.9 percent to $337.8 million from $304.4 million. The growth in revenues was primarily attributable to acquired businesses, supplemented by revenue growth in both the traditional and specialty segments. Gross margin expanded 100 basis points to 43.0 percent of revenues from 42.0 percent of revenues in the first quarter of 2004. The gross margin expansion is primarily related to a higher percentage of proprietary products in the product mix, as well as margin expansion in both segments.

Operating income for the quarter increased 16.4 percent to $57.1 million from $49.1 million in the first quarter of fiscal 2004. Selling, general and administrative expenses (SG&A), as a percent of revenues, increased 20 basis points from 25.9 percent to 26.1 percent. The increase in SG&A primarily resulted from acquired businesses, as well as an increase in revenue mix toward the specialty segment, which generally has higher marketing costs than the traditional segment. These increases were partially offset by modest reductions in SG&A expenses as a percentage of revenues within the traditional and specialty segments. Earnings before interest and other, taxes, depreciation and amortization (EBITDA) grew 15.1 percent from $53.4 million to $61.5 million. As a percent of revenues, EBITDA expanded by 70 basis points to 18.2 percent of revenues.

School Specialty, Inc.

Add 1

Redemption of Six Percent Convertible Subordinated Notes

On August 5, 2004, The Company gave notice that all of our six percent convertible subordinated notes due August 1, 2008 would be redeemed on August 20, 2004. The aggregate principal amount of notes outstanding is $149.5 million. The notes may be converted into shares of School Specialty’s common stock at any time prior to the close of business on August 19, 2004 at the rate of 30.9693 shares for each $1,000 principal amount represented by such note (equivalent to a conversion price of approximately $32.29 per share). Approximately 4.6 million shares of School Specialty common stock will be issued if all the notes are converted. Cash will be paid in lieu of fractional shares.

Outlook

“We are pleased to confirm our fiscal 2005 revenue guidance of $970 million to $1 billion and EPS guidance of $2.30 to $2.50 per diluted share,” said Vander Zanden.

Internet Conference Call

Investors have the opportunity to listen to School Specialty’s fiscal 2005 first quarter conference call live over the Internet through Vcall at www.vcall.com. The conference call begins today at 10:00 am Central Time. To listen, go to the Vcall website at least 15 minutes before the start of the call to register, download and install any necessary audio software. A replay will be available shortly after the call is completed and for the week that follows. A transcript will be available within two days of the call. The conference call will also be accessible through the General Investor Information Overview and Press Release pages of the School Specialty corporate web site at www.schoolspecialty.com.

About School Specialty, Inc.

School Specialty, Inc., is an education company serving the preK-12 education market by providing products, services and ideas that enhance student achievement and development to educators and schools across the United States. School Specialty’s family of brands serve more than 118,000 schools throughout the United States and Canada with a comprehensive range of more than 85,000 products and services. The Company reaches customers through more than 40 million catalogs mailed annually, multiple commerce sites and through its staff of over 2,800 associates including 500 sales representatives. With a focus on the education industry, School Specialty family brands include School Specialty Educator’s Marketplace, School Specialty Children’s Publishing, Classroom Direct, Childcraft, abc School Supply, Sax Arts & Crafts, Frey Scientific, Premier Agenda, Sportime, Califone and Teacher’s Video. Each serves educators and curriculum specialists in curriculum-specific and proprietary product offerings developed with and inspired by educators. For more information, visit www.schoolspecialty.com.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking,” including statements regarding future outlook and financial performance. Our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include those set forth in exhibit 99.2 of School Specialty’s Annual Report on Form 10-K for fiscal year 2004 and other documents filed with the Securities and Exchange Commission.

-Financial Tables Follow-

School Specialty, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	July 24, 2004	July 26, 2003
Revenues	$337,759	$304,430
Cost of revenues	192,355	176,501

Gross profit	145,404	127,929
Selling, general and administrative expenses	88,287	78,871

Operating income	57,117	49,058
Interest expense and other	5,070	4,599

Income before provision for income taxes	52,047	44,459
Provision for income taxes	20,047	17,317

Net income	$32,000	$27,142

Weighted average shares outstanding:
Basic	19,084	18,611
Diluted	24,508	23,744
Net income per share:
Basic	$1.68	$1.46
Diluted	$1.37	$1.21
Earnings before interest and other, taxes, depreciation and amortization (EBITDA) reconciliation:
Net income	$32,000	$27,142
Provision for income taxes	20,047	17,317
Interest expense and other	5,070	4,599
Depreciation and amortization expense	4,333	4,335

EBITDA	$61,450	$53,393

School Specialty, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	July 24, 2004	April 24, 2004	July 26, 2003
	(Unaudited)		(Unaudited)
Assets
Cash and cash equivalents	$4,276	$2,369	$4,789
Accounts receivable	202,032	52,995	183,771
Inventories	155,853	139,786	131,972
Prepaid expenses and other current assets	21,686	28,069	21,335
Deferred taxes	5,757	5,757	4,324

Total current assets	389,604	228,976	346,191
Property and equipment, net	64,663	65,294	62,568
Goodwill and other intangible assets, net	519,542	517,696	483,579
Other	20,120	20,641	12,133

Total assets	$993,929	$832,607	$904,471

Liabilities and Shareholders’ Equity
Current maturities—long-term debt	$498	$524	$535
Accounts payable	100,970	58,225	109,959
Other current liabilities	55,539	38,226	52,792

Total current liabilities	157,007	96,975	163,286
Long-term debt	380,496	314,104	356,233
Deferred taxes	42,553	42,553	28,561
Other liabilities	651	—	—

Total liabilities	580,707	453,632	548,080
Shareholders’ equity	413,222	378,975	356,391

Total liabilities & shareholders’ equity	$993,929	$832,607	$904,471

School Specialty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	Three Months Ended
	July 24, 2004	July 26, 2003
Cash flows from operating activities:
Net income	$32,000	$27,142
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	4,333	4,335
Amortization of development costs	832	207
Amortization of debt fees and other	473	706
Gain on disposal or impairment of property and equipment	(15)	(7)
Net borrowings under accounts receivable securitization facility	—	4,000
Change in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(149,020)	(138,981)
Inventories	(16,113)	(23,304)
Prepaid expenses and other current assets	6,330	4,865
Accounts payable	42,786	51,053
Accrued liabilities	16,803	17,710

Net cash used in operating activities	(61,591)	(52,274)

Cash flows from investing activities:
Cash paid in acquisitions, net of cash acquired	(75)	(9,558)
Additions to property and equipment	(2,799)	(1,659)
Investment in development costs	(922)	(795)
Proceeds from business dispositions	193	—
Proceeds from disposal of property and equipment	18	1,113

Net cash used in investing activities	(3,585)	(10,899)

Cash flows from financing activities:
Proceeds from bank borrowings	122,200	170,300
Repayment of debt and capital leases	(55,834)	(216,939)
Proceeds from convertible debt offering	—	110,000
Payment of debt fees and other	—	(3,123)
Proceeds from exercise of stock options	717	5,335

Net cash provided by financing activities	67,083	65,573

Net increase in cash and cash equivalents	1,907	2,400
Cash and cash equivalents, beginning of period	2,369	2,389

Cash and cash equivalents, end of period	$4,276	$4,789

Free cash flow reconciliation:
Net cash used in operating activities	$(61,591)	$(52,274)
Additions to property and equipment	(2,799)	(1,659)
Investment in development costs	(922)	(795)
Proceeds from disposal of property and equipment	18	1,113
Net borrowings under accounts receivable securitization facility	—	(4,000)

Free cash flow	$(65,294)	$(57,615)

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2005

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	1Q05-QTD	1Q04-QTD	Change $	Change %	1Q05-QTD	1Q04-QTD
Revenues
Traditional	$162,783	$158,937	$3,846	2.4%	48.2%	52.2%
Specialty	174,976	145,493	29,483	20.3%	51.8%	47.8%

Total Revenues	$337,759	$304,430	$33,329	10.9%	100.0%	100.0%

					% of Revenues
	1Q05-QTD	1Q04-QTD	Change $	Change %	1Q05-QTD	1Q04-QTD
Gross Profit
Traditional	$54,313	$52,762	$1,551	2.9%	37.4%	41.2%
Specialty	91,091	75,167	15,924	21.2%	62.6%	58.8%

Total Gross Profit	$145,404	$127,929	$17,475	13.7%	100.0%	100.0%

Segment Gross Margin Summary-QTD

Gross Margin	1Q05-QTD	1Q04-QTD
Traditional	33.4%	33.2%
Specialty	52.1%	51.7%

Total Gross Margin	43.0%	42.0%